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As filed with the Securities and Exchange Commission on June 16, 2010        Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549
 _____________________________

FORM S-8
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 _____________________________

IXYS CORPORATION
 (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization) _____________________	77-0140882 (I.R.S. Employer Identification Number) _____________________

1590 Buckeye Drive
Milpitas, California 95035

(Address of Principal Executive Offices including Zip Code)
 _____________________________

ZiLOG, Inc. 2002 Omnibus Stock Incentive Plan, as amended
ZiLOG, Inc. 2004 Omnibus Stock Incentive Plan, as amended
(Full Title of the Plans)
 _____________________________

Uzi Sasson
IXYS Corporation
1590 Buckeye Drive
Milpitas, California 95035
(408) 457-9000
(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
 _____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, or a smaller reporting company. See the definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. Check one:

Large Accelerated Filer ☐	Accelerated Filer ☒	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

_____________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 Par Value	1,019,552	$8.60	$8,768,147.20	$625.17

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the Registrant's common stock that become issuable under the ZiLOG, Inc. 2002 Omnibus Stock Incentive Plan, as amended, and the ZiLOG, Inc. 2004 Omnibus Stock Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant's receipt of consideration which would increase the number of outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of shares of the Registrant's common stock reported on the NASDAQ Global Select Market on June 10, 2010.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the Plans are exercised.

EXPLANATORY NOTE

On December 5, 2009, IXYS Corporation (the "Registrant"), Zanzibar Acquisition, Inc., a direct wholly-owned subsidiary of the Registrant ("Merger Sub"), and ZiLOG, Inc. ("ZiLog") entered into an Agreement and Plan of Merger, pursuant to which, among other things, Merger Sub would be merged with and into ZiLog (the "Merger"). On February 18, 2010, upon the consummation of the Merger, ZiLog became a direct wholly-owned subsidiary of the Registrant. In connection with the Merger, Registrant assumed the ZiLOG, Inc. 2002 Omnibus Stock Incentive Plan, as amended, and the ZiLOG, Inc. 2004 Omnibus Stock Incentive Plan, as amended (together, the "Plans"), and the shares of common stock of ZiLOG issuable under the Plans were converted into shares of common stock, $0.01 par value, of the Registrant (the "Registrant Common Stock"). The post-Merger adjustments to determine the number of shares of Registrant Common Stock issuable under the Plans were based on an option exchange ratio of 0.430468187. No options or restricted stock are currently outstanding under the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC" or the "Commission").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, IXYS Corporation is sometimes referred to as "Registrant," "we," "us" or "our."

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2010, filed by the Registrant with the Commission on June 11, 2010;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Registrant's Annual Report referred to in (a) above; and

(c) The Registrant's Registration Statement on Form 8-A/A (Registration No. 000-26124) filed with the Commission on September 15, 2000 pursuant to Section 12(g) of the Exchange Act, in which the terms, rights and provisions applicable to the Registrant's Common Stock are described.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of Registrant Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits indemnification of a corporation's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

Article XI, Section 43 of the Registrant's amended and restated bylaws provides that the Registrant will indemnify its directors to the fullest extent not prohibited by the Delaware General Corporation Law or other applicable law. The Registrant's bylaws provide that the Registrant has the power, but is not required, to indemnify its employees and other agents as set forth in the Delaware General Corporation Law or other applicable law. The rights to indemnity under the Registrant's bylaws continue as to a person who has ceased to be a director and inure to the benefit of the heirs, executors and administrators of the person. Expenses incurred by a director in defending any threatened or current civil, criminal, administrative or investigative action, suit or proceeding brought or threatened to be brought against the director by reason of the fact that he or she is or was director of the Registrant (or was serving at the Registrant's request as a director or executive officer of another corporation or entity) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon request from the director and, if required by Delaware General Corporation Law, receipt of an undertaking by or on behalf of such director to repay any advanced amounts if it shall ultimately be determined that he or she is not entitled under Section 43 of the Registrant's bylaws to be indemnified by the Registrant. Unless otherwise provided for in contracts between the Registrant and its officers, the Registrant is prohibited from advancing funds to officers if the Registrant determines that the facts known to the Registrant at the time of determination clearly and convincingly demonstrate that the officer acted in bad faith or in a manner that the officer did not believe to be in or not opposed to the best interests of the Registrant.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article VII of the Registrant's Amended and Restated certificate incorporation provides that its directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant has entered into indemnification agreements for the benefit of its directors and certain of its executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for: claims for an accounting of profits from the purchase or sale of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act; conduct that the Registrant determines was knowingly fraudulent or deliberately dishonest or that constituted willful misconduct; conduct that is established by a final judgment as constituting a breach of the duty of loyalty to the Registrant or resulting in any personal profit or advantage to the director or officer to which the director or officer was not legally entitled; any expenses for which payment is actually made to the director or officer under an insurance policy or indemnity clause, bylaw or agreement; any expenses or actions for which indemnification is not lawful; or expenses in connection with any proceeding (or part thereof) initiated by the director or officer against the Registrant or its directors, officers, employees or other agents, unless indemnification is expressly required to be made by law, the proceeding was authorized by the Registrant's board of directors, the indemnification is provided by the Registrant pursuant to the powers vested in the Registrant by Delaware law, or the proceeding is initiated to enforce the director's or officer's rights under the indemnification agreement. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant a statement or statements that reasonably evidences such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification. The Registrant's obligations under the indemnification agreements continue for as long as the director or officer is a director, officer, employee or other agent of the Registrant (or is serving at the Registrant's request as a director or executive officer of another corporation or entity) and, after termination of the director's or officer's relationship with the Registrant, for so long as the director or officer shall be subject to any possible claim or action, suit or proceeding by reason of the fact that Agent was serving in the capacity referred to herein.

The Registrant has purchased directors' and officers' liability insurance.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Index to Exhibits, which is hereby incorporated herein by reference.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 16th day of June, 2010.

IXYS CORPORATION

By: /s/ Nathan Zommer
      Nathan Zommer
      Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Nathan Zommer and Uzi Sasson, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date
/s/ Nathan Zommer Nathan Zommer	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	June 16, 2010
/s/ Uzi Sasson Uzi Sasson	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 16, 2010
/s/ Donald L. Feucht Donald L. Feucht	Director	June 16, 2010
/s/ Samuel Kory Samuel Kory	Director	June 16, 2010
/s/ S. Joon Lee S. Joon Lee	Director	June 16, 2010
/s/ Timothy A. Richardson Timothy A. Richardson	Director	June 16, 2010
/s/ James A. Thorburn James A. Thorburn	Director	June 16, 2010

INDEX TO EXHIBITS

EXHIBIT

5.1	Opinion of Latham & Watkins LLP PDF file as a courtesy

10.1	ZiLOG, Inc. 2002 Omnibus Stock Incentive Plan, as amended (filed on June 11, 2010 as Exhibit 10.25 to the Annual Report on Form 10-K (No. 000-26124) and incorporated herein by reference)

10.2	ZiLOG, Inc. 2004 Omnibus Stock Incentive Plan, as amended (filed on June 11, 2010 as Exhibit 10.27 to the Annual Report on Form 10-K (No. 000-26124) and incorporated herein by reference)

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm PDF file as a courtesy

24.1	Power of Attorney (included in the signature page to this registration statement)